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                                                                   EXHIBIT 23(c)

                                  CONSENT OF
              MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED



                                 June 27, 1997



Board of Directors
The Brooklyn Union Gas Company
One MetroTech Center
Brooklyn, New York 11201-3850

Dear Members of the Board:

             We hereby consent to the use of our opinion letter dated the date of the Joint Proxy Statement/Prospectus referred to below, to the Board of Directors of The Brooklyn Union Gas Company ("Brooklyn Union"), included as Annex E to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed business combination of Brooklyn Union with Long Island Lighting Company, and to the references therein to such opinion under the captions "Summary--Opinions of Financial Advisors," "The Brooklyn Union/Lilco Combination--Background of the Combination," "The Brooklyn Union/Lilco Combination--Recommendations of the Boards of Directors" and "The Brooklyn Union/Lilco Combination--Opinion of Brooklyn Union's Financial Advisor."

             In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        MERRILL LYNCH, PIERCE, FENNER & SMITH
                                                     INCORPORATED